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                                                                    Exhibit 8

                             WEIL, GOTSHAL & MANGES
                A Partnership Including Professional Corporations
                   767 Fifth Avenue   New York, NY  10153-0119
                                 (212) 310-8000
                               Fax: (212) 310-8007

Writer's Direct Line

                                     September 12, 1994

     National Intergroup, Inc.
     1220 Senlac Drive
     Carrollton, Texas  75006

     FoxMeyer Corporation
     1220 Senlac Drive
     Carrollton, Texas  75006

     Ladies and Gentlemen:

               You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of FoxMeyer Corporation, a Delaware Corporation ("FoxMeyer"), with and into FoxMeyer Acquisition Corp., a Delaware corporation ("Sub"), which is a direct wholly-owned subsidiary of National Intergroup, Inc., a Delaware corporation ("Parent").

               In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger among Parent, Sub and FoxMeyer dated as of June 30, 1994 (the "Merger Agreement") and the Joint Proxy Statement/Prospectus to be distributed to stockholders in connection with the Merger and which is included in the Registration Statement on Form S-4, as filed by Parent with the Securities and Exchange Commission (the "SEC") on September 12, 1994 (the "Joint Proxy Statement/Prospectus").

               Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement and the Joint Proxy Statement/Prospectus, (2) that the Merger is consummated in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Joint Proxy Statement/Prospectus and (3) the accuracy of (i) the representations
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     National Intergroup, Inc. and
     FoxMeyer Corporation
     September 12, 1994
     Page 2

     made to us by FoxMeyer, which are set forth in the Officer's
     Certificate delivered to us by FoxMeyer, dated the date hereof and (ii) the representations made to us by Parent, which are set forth in the Officer's Certificate delivered to us by Parent, dated the date hereof.

               Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that:

               1. The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

               2. No gain or loss will be recognized by the stockholders of FoxMeyer as a result of the receipt solely of Parent shares in the Merger in exchange for FoxMeyer shares.

               3. The tax basis of the Parent shares received by stockholders of FoxMeyer in the Merger will be the same as the tax basis of the shares of FoxMeyer common stock surrendered in exchange therefor.

               4. A holder's holding period in such Parent shares will include its holding period in such shares of FoxMeyer common stock provided the shares of FoxMeyer common stock were held as a capital asset on the date of the Merger.

     We express no opinion concerning any tax consequences of the proposed Merger other than those specifically set forth herein.

               Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.
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     National Intergroup, Inc. and
     FoxMeyer Corporation
     September 12, 1994
     Page 3

               We hereby consent to your filing this opinion as an exhibit to the Joint Proxy Statement/Prospectus and to the reference to our firm therein.

                                        Very truly yours,

                                        Weil, Gotshal & Manges